UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Act of 1934

Date of Report (Date of earliest event reported) February 28, 2005

Commission file number: 0-23605
______________________

(exact name of registrant as specified in its charter)

Tennessee	62-1721072
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

114 West College Street
Murfreesboro, Tennessee 37130
(Address of Registrant’s principal executive office)

(615) 893-1234
(Registrant’s telephone number, including area code)
______________________

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Employment Contracts

On February 24, 2005, Cavalry Bancorp, Inc. (the “Company”) and Cavalry Banking (the “Bank”) entered into amended employment agreements with Ed C. Loughry Jr. and Ronald F. Knight which added non-compete restriction to such agreements after termination of employment, other than in the event of a change in control. The remaining provisions of the existing employment agreements were not modified.
In addition the Company and the Bank entered into a two year employment agreement with William S. Jones and one year employment agreements with Myron Glenn Layne and James O. Sweeney. The employment agreements provide for severance payments and other benefits in the event of a termination of employment or in connection with any change in control of the Employers.
The maximum value of the severance benefits under Mr. Jones employment agreement is 1.99 times his average annual compensation during the five-year period preceding the effective date of the change in control. The maximum value of the severance benefits under Messrs Layne’s and Sweeney’s employments agreements is the greater of one times their average annual compensation during the five year period preceding the effective date of the change in control or one time the then current annual salary and most recent annual bonus.
The employment agreements restrict each executive's right to compete against the Company and the Bank for a period of one year from the date of termination of the agreement if an executive voluntarily terminates employment, except in the event of a change in control.
The summaries of the employment agreements are qualified in their entirety by reference to the agreements which are filed herewith as Exhibit 10.1, 10.2, 10.3, 10.4 and 10.5 respectively and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On February 25, 2005, the Company issued a press release furnished herewith as Exhibit 99.1, announcing the declaration of a $.07 per share quarterly dividend payable on April 15, 2005 to stockholders of record on March 31, 2005.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Cavalry Bancorp, Inc. dated February 25, 2005
10.1	Employment Agreement Ed C. Loughry Jr.
10.2	Employment Agreement Ronald F. Knight
10.3	Employment Agreement William S. Jones
10.4	Employment Agreement Myron Glenn Layne
10.5	Employment Agreement James O. Sweeney

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2005		CAVALRY BANCORP, INC.
By:
Hillard C. Gardner
Senior Vice President and
Chief Financial Officer